As filed with the Securities and Exchange Commission on November 20, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MICRONET ENERTEC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-0016420 (I.R.S. Employer Identification No.)
28 West Grand Avenue, Suite 3, Montvale, NJ (Address of Principal Executive Offices)	07645 (Zip Code)

Micronet Enertec Technologies, Inc. 2012 Stock Incentive Plan
(Full title of the plan)

David Lucatz
President and Chief Executive Officer
Micronet Enertec Technologies, Inc.
28 West Grand Avenue, Suite 3
Montvale, NJ 07645
 (Name and address of agent for service)

(201) 225-0190
(Telephone number, including area code, of agent for service)

Copies to:
Oded Har-Even, Esq.
Howard E. Berkenblit, Esq.
Zysman, Aharoni, Gayer and
Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Telephone: (212) 660-3000
Facsimilie: (212) 660-3001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value per share	250,000	$2.10	$525,000	$52.87

(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of our common stock as may be issued from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)           The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low prices of the registrant’s common stock on the Nasdaq Capital Market on November 17, 2015.

The prospectus meeting the requirements of Section 10(a) of the Securities Act, which is being provided to participants in the Micronet Enertec Technologies, Inc. 2012 Stock Incentive Plan (formerly known as the Lapis Technologies, Inc. 2012 Stock Incentive Plan), or the Plan, in conjunction with this registration statement also relates to the shares registered under the Registration Statement on Form S-8 dated October 31, 2014 (File No. 333-199752) of Micronet Enertec Technologies, Inc., or the Prior Registration Statement.

Registration of Additional Securities – Explanatory Note

We are filing this registration statement to register an additional 250,000 shares of our common stock for issuance under the Plan. The increase in the number of shares authorized for issuance under the Plan was approved by our stockholders at our 2015 annual meeting held on October 26, 2015.  Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except for Item 3, Item 8 and Item 9 of Part II of the Prior Registration Statement, which are being updated by this registration statement.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following additional documents, which have been filed by us with the Securities and Exchange Commission, or the Commission, are incorporated by reference in and made a part of this registration statement, as of their respective dates:

(a)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 31, 2015;

(b)  Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015, filed on May 14, 2015, for the quarter ended June 30, 2015, filed on August 14, 2015, and for the quarter ended September 30, 2015, filed on November 18, 2015;

(c)  Our Current Reports on Form 8-K filed on May 14, 2015 (Item 5.02 only) and October 29, 2015; and

(d)  The description of the common stock contained in the our registration statement on Form 8-A filed with the Commission on March 27, 2013, including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement:

EXHIBIT NO.	DESCRIPTION

4.1
Composite Copy of the Certificate of Incorporation of the Registrant, as amended (Incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-8 (File No. 333-199752), filed with the Commission on October 31, 2014).

4.2
Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.5 of Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-185470), filed with the Commission on March 18, 2013).

5.1*	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP.
23.1*	Consent of Ziv Haft, BDO member firm.
23.2*	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney(included in the signature pages hereto).
99.1
Micronet Enertec Technologies, Inc. 2012 Stock Incentive Plan, as amended to date (Incorporated by reference to Exhibit A to the Company’s definitive proxy statement on Schedule 14A (File No. 001-35850), filed with the Commission on September 9, 2015.

___________
* filed herewith

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montvale, New Jersey, on November 20, 2015.

MICRONET ENERTEC TECHNOLOGIES, INC.

By:	/s/ David Lucatz
Name: David Lucatz
Title: Chairman, President and Chief Executive Officer

Each person whose signature appears below authorizes each of David Lucatz and Eyal Leibovitz, or either of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution, to sign the registration statement on Form S-8 of Micronet Enertec Technologies, Inc., including any and all post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Lucatz	President, Chief Executive Officer and Chairman of the Board (principal executive officer)	November 20, 2015
David Lucatz

/s/ Eyal Leibovitz	Chief Financial Officer and Secretary (principal financial and accounting officer)	November 20, 2015
Eyal Leibovitz

/s/ Miki Balin	Director	November 20, 2015
Miki Balin

/s/ Jacob Berman	Director	November 20, 2015
Jacob Berman

/s/ Jeffrey P. Bialos	Director	November 20, 2015
Jeffrey P. Bialos
/s/ Chezy Ofir	Director	November 20, 2015
Chezy Ofir